Exhibit 99.1

2 Bethesda Metro Center, Suite 1530, Bethesda, MD 20814 T: (240) 507-1300, F: (240) 396-5626 www.pebblebrookhotels.com

News Release
Pebblebrook Hotel Trust Acquires Monaco Washington DC
Bethesda, MD, September 9, 2010 — Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that it has acquired the Monaco Washington DC hotel for $74.0 million. The 183-room, AAA Four Diamond, luxury, full-service hotel is located in downtown Washington, DC in the heart of the Penn Quarter district. The hotel will continue to be managed by Kimpton Hotels and Restaurants (“Kimpton”). The transaction includes the assumption of a $35.0 million secured loan, with the remaining $39.0 million funded with proceeds from the Company’s initial public offering.
     “We are extremely excited to acquire such a unique and historically important property in the heart of Washington, DC,” said Jon Bortz, Chairman, President and Chief Executive Officer of Pebblebrook Hotel Trust. “The hotel is in an irreplaceable location within the Penn Quarter neighborhood, which is within the East End of downtown Washington, DC, and is one of the most vibrant and dynamic areas of the city. The hotel is surrounded by an abundance of entertainment options, including museums, theaters, restaurants, bars and contemporary art galleries, as well as the Verizon Center, which all provide the hotel with an irreplaceable location. Furthermore, the Washington, DC hotel market continues to be one of the strongest markets in the nation, due to government-related travel, tourism, and associations that generate year-round demand, healthy convention activity and a dynamic office market.”
     Monaco Washington DC is located in downtown Washington, DC in the Penn Quarter, an area that is considered to be the commercial and leisure heart of the city. A vibrant, always-on neighborhood, Penn Quarter has been referred to by many as the “Times Square” of Washington, DC due to its theatre district and its quantity of first-rate museums.
     The Verizon Center Sports and Entertainment Arena is located directly across the street from the hotel. The arena, which has a capacity of over 20,000, hosts more than 220 sporting, concert and other events each year and is home to the Washington Capitals, Washington Wizards, Washington Mystics and Georgetown University’s men’s basketball team. The hotel is also conveniently located across the street from the Gallery Place Metro Station and the Smithsonian National Portrait Gallery Museum, adjacent to the Spy Museum and a short walk to the Walter E. Washington Convention Center and the National Mall.
     Monaco Washington DC initially opened in 2002; however, original construction of the building occurred in 1839 as the original United States Post Office. The building is one of the oldest buildings in Washington, DC. Separated by a courtyard, one half of the building was designed by Robert Mills, who also designed the Washington Monument, while the other half of the building was designed by Thomas Walter, one of the contributing architects to the design of the U.S. Capitol. The property is now a registered national historic landmark and an irreplaceable piece of history that offers a truly unique lodging experience. The hotel provides over 7,000 square feet of elegant meeting space and one of the area’s most popular restaurants, Poste Moderne Brasserie, which is also managed by Kimpton. The hotel also offers a fitness center, 24-hour room service and a business center.
     During 2009, the hotel achieved occupancy of 80 percent, with an average daily rate of $257. During the next 12 months, the Company currently forecasts that the hotel will generate earnings before interest, taxes, depreciation and amortization (“EBITDA”) of approximately $5.3 to $5.8 million and net operating income after capital reserves of approximately $4.5 to $5.0 million, both of which are below the levels at which the hotel operated during 2007 and 2008.

     The Company will own a leasehold interest in the property through a ground lease with the General Services Administration (“GSA”) by way of the United States of America. There are currently 49 years remaining on the lease, which expires in 2059. The $35 million secured loan that is being assumed in connection with the acquisition is a non-recourse, interest-only loan, subject to a rate of 5.68%, with a maturity of March 2012.
     The hotel will continue to be managed by Kimpton, which has managed the property since 2002. In addition to the Monaco Washington DC, Kimpton also manages the Sir Francis Drake and Scala’s Bistro in San Francisco, California for the Company.
     “Kimpton has a significant presence in the Washington, DC market and a strong track record and extensive knowledge in operating historically rich and distinctive properties such as Monaco Washington DC. We are eager to continue to grow our relationship with them,” said Mr. Bortz.
     “We are thrilled we can continue to develop our relationship with Pebblebrook Hotel Trust,” commented Michael Depatie, CEO of the Kimpton Hotel & Restaurants. “We have a tremendous history of managing hotels in Washington, DC and look forward to working with Pebblebrook on the Monaco Washington DC and future projects.”
     The Company expects to incur approximately $1.3 million of costs related to the acquisition of this hotel that will be expensed in the third quarter.
     Monaco Washington DC marks the fourth acquisition for the Company since completing its initial public offering in December of 2009.
     The Company has previously announced a signed agreement to purchase one other hotel:
     -    The Grand Hotel Minneapolis for $36.0 million
     Closing for The Grand Hotel Minneapolis, as previously disclosed, is subject to the satisfactory completion of ongoing due diligence and the satisfaction of customary closing requirements and conditions. As with any potential acquisition, the Company can give no assurance that it will elect to move forward with the purchase of the hotel or that if it does elect to move forward, that the acquisition will close under the specific terms initially disclosed.
About Pebblebrook Hotel Trust
     Pebblebrook Hotel Trust is a real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper-upscale, full-service hotels located in large urban and resort markets with an emphasis on the major coastal cities. The company owns four hotels, with a total of over 1,250 guest rooms.
Click here to visit the Pebblebrook Hotel Trust website
About Kimpton
     San Francisco-based Kimpton Hotels & Restaurants, a collection of boutique hotels and chef-driven restaurants in the US, is an acknowledged industry pioneer and was the first to bring the boutique hotel concept to America. Founded in 1981 by Bill Kimpton, the company is well-known for making travelers feel welcomed and comfortable while away from home through intuitive and unscripted customer care, stylish ambience and having a certain playfulness in its approach to programs and amenities. Each hotel provides a range of exciting culinary experiences through locally loved, top-rated, destination, chef-driven restaurants. Kimpton leads the hospitality industry in ecological practices through its innovative EarthCare program that spans all hotels and restaurants. Market Metrix, a recognized authority and leader in feedback solutions, consistently ranks Kimpton above other hotel companies in luxury and upper upscale segments for customer satisfaction. Privately held Kimpton operates 50 hotels and 54 restaurants in 16 states.
Click here to visit the Kimpton Hotel & Restaurant website
     This press release contains certain “forward-looking” statements relating to, among other things, potential property acquisitions and projected earnings, expenses and demand. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Examples of forward-looking statements include the following: projections of hotel-level EBITDA and net operating income after capital reserves, the Company’s expenses, share count or other financial items; descriptions of the Company’s plans or objectives for future operations, acquisitions or services; projected completions of acquisitions; forecasts of the Company’s future economic performance, potential increases in average daily rate, occupancy and room demand; and descriptions of assumptions underlying or relating to any of the foregoing expectations regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply and demand in the hotel industry and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the Company’s Prospectus filed pursuant to Rule 424(b)(1) filed on July 23, 2010. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
     For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com and www.sec.gov .
     All information in this release is as of September 9, 2010. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations. The Company assumes no responsibility for the contents or accuracy of the information on any of the non-Company websites mentioned herein, which are included solely for ease of reference.
Additional Contacts:
     Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust — (240) 507-1330
For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com
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Pebblebrook Hotel Trust
Hotel Monaco Washington DC
Reconciliation of Hotel Net Income to Hotel EBITDA and Hotel Net Operating Income
12-Month Forecast
(Unaudited, in millions)

	Range
	Low		High
Hotel net income	$3.1	to	$3.6

Adjustment:
Depreciation and amortization (1)	2.2		2.2

Hotel EBITDA	$5.3	to	$5.8

Adjustment:
Capital reserve	(0.8)		(0.8)

Hotel net operating income	$4.5	to	$5.0

(1)	Depreciation and amortization has been estimated based on a preliminary purchase price allocation. The Company is currently evaluating the final purchase price allocation, which is based on many factors including the particular ground-lease-based ownership structure. A change, if any, in the allocation will affect the amount of Depreciation and Amortization and the amount may be material.
This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) Rules. These measures are not in accordance with, or an alternative to, measures prepared in accordance with U.S. generally accepted accounting principles, or GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the hotel’s results of operations determined in accordance with GAAP.
The Company has presented forecasted hotel earnings before interest, taxes, depreciation and amortization (EBITDA) and forecasted hotel net operating income after capital reserves, because it believes these measures provide investors and analysts with an understanding of the hotel-level operating performance. These non-GAAP measures do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.
The Company’s presentation of the hotel’s forecasted EBITDA and forecasted net operating income after capital reserves should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the hotel’s financial performance. The table above is a reconciliation of the hotel’s forecasted EBITDA and net operating income net operating income after capital reserves calculations to net income in accordance with GAAP.